Exhibit 99.1

MARINEMAX REPORTS RECORD 2018 FIRST QUARTER RESULTS

~Record December Quarter Revenue Grew to $236.9 Million~

~Record December Quarter Pretax Earnings Increased Over 44% to $6.5 Million~

~Record December Quarter After-Tax EPS Grew over 72% to $0.19 Per Diluted Share~

~Full Fiscal Year 2018 Guidance Raised~

CLEARWATER, FL, January 24, 2018 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat and yacht retailer, today announced results for its first quarter ended December 31, 2017.

Revenue grew over $10 million, or 4.4% on top of 33% growth in the prior year, to $236.9 million for the quarter ended December 31, 2017 from $226.9 million in the comparable period last year. Same-store sales were flat as compared to 28% same-store sales growth in the same period last year, which concluded an 81% three-year stacked same-store sales growth period for the Company. The December quarter is typically the Company’s smallest revenue quarter of the year, which often results in a loss quarter for most marine dealers, including MarineMax.

The Company, for the fourth consecutive year, produced a profitable December quarter. Pretax earnings grew over 44% to $6.5 million, a December quarter record. For the quarter ended December 31, 2017, the Company produced record net income of $4.2 million and earnings per diluted share grew over 72% to $0.19 as compared to net income of $2.6 million or $0.11 per diluted share last year. The Company’s effective tax rate for the December quarter was reduced to 34.8% from 40.9% in the comparable period last year, due primarily to the 2017 Tax Cuts and Jobs Act legislation that was recently passed. Included in the December quarter is an increase in the Company’s income tax provision of $889,000, or $0.04 per diluted share, resulting from a re-measurement of the Company’s deferred tax assets and liabilities, as a result of the new tax legislation. Absent such increase, the Company’s diluted earnings per share would have been $0.23 in the quarter ended December 31, 2017.

William H. McGill, Jr., Chairman and Chief Executive Officer stated, “The strong execution by our team and the ongoing commitment to delivering enhanced and sustained cash flow with earnings growth, resulted in record profitability in our December quarter.  Our focus on maintaining a disciplined sales and service approach, while having the right models of inventory, enabled our superior performance in the quarter. Trends in the quarter were generally encouraging as we experienced a healthy mix in product sales as well as an increase in our higher margin businesses, resulting in meaningful gross margin improvement over last year. Absent the additional expenses associated with the January 2017 acquisition we completed, our team controlled costs and produced strong leverage in the quarter which helped to drive our record earnings.”

Mr. McGill continued, “We began our important March quarter with a greater backlog than last year and thus far early boat shows are encouraging.  With improving economic optimism, supported by the recent tax legislation, improving consumer confidence, and ample inventory, we are well-positioned to gain market share and drive positive growth in 2018.”

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2018 Guidance

Based on current business conditions, the recently passed tax legislation, retail trends and other factors, the Company is raising its annual guidance expectations for fully taxed earnings per diluted share to be in the range of $1.30 to $1.40 for fiscal 2018 from its previous guidance of $1.10 to $1.20. These expectations do not take into account or give effect for future material acquisitions that may be completed by the Company during the fiscal year or other unforeseen events.

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Hatteras, Azimut Yachts, Ocean Alexander, Galeon, Grady-White, Harris, Bennington, Crest, Scout, Sailfish, Sea Pro, Sportsman, Scarab Jet Boats, Yamaha Jet Boats, Aquila, and Nautique, MarineMax sells new and used recreational boats and related marine products and services as well as provides yacht brokerage and charter services. MarineMax currently has 62 retail locations in Alabama, Connecticut, Florida, Georgia, Maryland, Massachusetts, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, South Carolina and Texas and operates MarineMax Vacations in Tortola, British Virgin Islands. MarineMax is a New York Stock Exchange-listed company. For more information, please visit www.marinemax.com.

Forward Looking Statement

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include the Company's anticipated financial results for the first quarter ended December 31, 2017; the Company’s effective tax rate for fiscal year 2018; improving economic optimism; improving consumer confidence; and the Company’s positioning to gain market share and drive positive growth in 2018.  These statements are based on current expectations, forecasts, risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this release. These risks, assumptions and uncertainties include the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, the quality of the new product offerings from the Company's manufacturing partners, general economic conditions, as well as those within our industry, the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations, the continued recovery of the industry, and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2017 and other filings with the Securities and Exchange Commission.  The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Michael H. McLambBrad Cohen

Chief Financial OfficerICR, LLC.

Abbey Heimensen203.682.8211

Public Relationsbcohen@icrinc.com

MarineMax, Inc.

727.531.1700

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MarineMax, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Amounts in thousands, except share and per share data)

(Unaudited)

Three Months Ended December 31,

	2017	2016

Revenue	$ 236,921	$ 226,875
Cost of sales	177,672	173,737
Gross profit	59,249	53,138

Selling, general, and administrative expenses	50,246	47,095
Income from operations	9,003	6,043

Interest expense	2,542	1,569
Income before income tax provision	6,461	4,474

Income tax provision	2,249	1,831
Net income	$ 4,212	$ 2,643

Basic net income per common share	$ 0.19	$ 0.11

Diluted net income per common share	$ 0.19	$ 0.11

Weighted average number of common shares used in computing net income per common share:
Basic	21,986,981	24,249,739
Diluted	22,712,648	24,923,125

MarineMax, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	December 31, 2017	December 31, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 35,566	$ 37,079
Accounts receivable, net	28,726	22,954
Inventories, net	440,720	363,622
Prepaid expenses and other current assets	6,615	5,713
Total current assets	511,627	429,368

Property and equipment, net	127,407	123,547
Other long-term assets, net	30,404	13,378
Deferred tax assets, net	7,471	19,839
Total assets	$ 676,909	$ 586,132

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 10,366	$ 9,481
Customer deposits	19,622	22,771
Accrued expenses	26,940	22,426
Short-term borrowings	307,739	213,510
Total current liabilities	364,667	268,188

Long-term liabilities	2,786	2,414
Total liabilities	367,453	270,602

STOCKHOLDERS' EQUITY:
Preferred stock	--	--
Common stock	27	26
Additional paid-in capital	253,714	243,814
Retained earnings	130,971	105,855
Treasury stock	(75,256)	(34,165)
Total stockholders’ equity	309,456	315,530
Total liabilities and stockholders’ equity	$ 676,909	$ 586,132